Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-251173, 333-237563, and 333-236359 on Form S-1; Registration Nos. 333-261227, 333-252665, and 333-226842 on Form S-3; and Registration Nos. 333-269686, 333-258851, 333-246258, 333-225710, and 333-215026 on Form S-8 of our report dated March 16, 2023, relating to the financial statements of SenesTech, Inc., for the years ended December 31, 2022 and 2021, which appear in this Annual Report on Form 10-K of SenesTech, Inc. for the year ended December 31, 2022.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
Dated: March 16, 2023